QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.03

December 18, 2002

The Steak N Shake Company
500 Century Building
36 South Pennsylvania Street
Indianapolis, Indiana 46204
Attention: Chief Financial Officer

Re:	Amendment No. 1 to Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 20, 2002

Ladies and Gentlemen:

        Reference is made to that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 20, 2002 (as amended from time to time, the "Note Agreement") between The Steak N Shake Company, an Indiana corporation (the "Company") and The Prudential Insurance Company of America ("Prudential") and each Prudential Affiliate which may become a party thereto in accordance with the terms thereof, pursuant to which the Company issued and sold and Prudential purchased the Company's senior fixed rate notes from time to time. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

        Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

        SECTION 1.    Amendment.    From and after the date this letter becomes effective in accordance with its terms, the Note Agreement is amended as follows:

        1.1  The proviso appearing at the end of paragraph 6C(2) [Debt] of the Note Agreement is deleted in its entirety and the following is hereby substituted therefor:

          "provided that for each period of four (4) consecutive fiscal quarters commencing with the period of four (4) consecutive fiscal quarters ending on September 30, 2002, the Company shall, at all times maintain a ratio of Debt to EBITDA (the "Leverage Ratio") not to exceed the ratios set forth below:

Period Ending On	Ratio
September 30, 2002	2.75 to 1:00
December 31, 2002	2.75 to 1:00
March 31, 2003	2.25 to 1:00
June 30, 2003	2.25 to 1:00
September 30, 2003 and each period thereafter	2.00 to 1:00".

        SECTION 2.    Condition Precedent.    This letter shall become effective as of the date first written above upon (i) the return by the Company to Prudential of a counterpart hereof duly executed by the Company and Prudential and (ii) the execution of a similar amendment conforming the Company's bank agreement to the terms of this amendment in form and substance acceptable to the Required Holder(s). This letter should be returned to Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attn.: Wiley S. Adams.

        SECTION 3.    Reference to and Effect on Note Agreement.    Upon the effectiveness of this letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter. Except as specifically set forth in Section 1 hereof, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

        SECTION 4.    Governing Law.    THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

        SECTION 5.    Counterparts; Section Titles.    This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

The section titles contained in this letter are and shall be without substance ,meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Very truly yours,
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:	/s/ Wiley Adams Vice President

Agreed and accepted:

THE STEAK N SHAKE COMPANY

By:	/s/ James W. Bear
Title:	Senior Vice President and Certified Financial Officer

QuickLinks

  EXHIBIT 4.03